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                                                                   Ex 99(k)(ii)



                          Expense Limitation Agreement

                                                          As of January 20, 2003


Managers of Man-Glenwood Lexington, LLC
Managers of Man-Glenwood Lexington Associates Portfolio, LLC

With reference to the Investment Advisory Agreement and Services Agreement proposed to be entered into by Glenwood Capital Investments, L.L.C. (the "Adviser") with Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio") and Man-Glenwood Lexington, LLC ("Lexington"), respectively, we hereby notify you as follows:

     1. Through December 31, 2004, the Adviser agrees to limit the total annualized expenses (excluding fees and expenses of underlying funds) of Lexington and the Portfolio to the amount of 3.0% of net assets attributable to beneficial interests in the Lexington and the Portfolio.

     2. After December 31, 2004, this Expense Limitation Agreement shall automatically renew for one-year terms and may be terminated by the Adviser, Lexington or the Portfolio upon thirty (30) days' prior written notice to the other party.


                                            Very truly yours,

                                            GLENWOOD CAPITAL INVESTMENTS, L.L.C.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

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
ACCEPTED AND AGREED TO                          ACCEPTED AND AGREED TO
ON BEHALF OF MAN-GLENWOOD                       ON BEHALF OF MAN-GLENWOOD
LEXINGTON ASSOCIATES                            LEXINGTON, LLC:
PORTFOLIO, LLC:


By:                                             By:
    ---------------------                           ----------------------------
Name:                                           Name:
Title:                                          Title:
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